EXHIBITS 5.1 and 23.1

May 30, 2000

Board of Directors
ChemFirst Inc.
700 North Street
Jackson, Mississippi 39202-3095

RE: Opinion Letter

Gentlemen:

I currently serve as General Counsel for ChemFirst Inc. (the "Company"), a Mississippi corporation. In connection with the preparation of the Company's Form S-8 Registration Statement (the "Registration Statement") covering 750,000 shares of its Common Stock ($1.00 par value) and 750,000 phantom share units valued relative to the Company's Common Stock (the "Share Units") which may be offered under the ChemFirst Inc. 1998 Long-Term Incentive Plan, as amended May 23, 2000 (the "Plan"), I have examined and am familiar with the Company's Amended and Restated Articles of Incorporation, its Bylaws, the Plan, the Registration Statement, applicable resolutions passed by the Company's Board of Directors, and with such other documents and questions of law as I have deemed necessary or appropriate for the purposes of this opinion.

I am of the opinion, based upon such examinations, that the 750,000 shares of the Company's Common Stock ($1.00 par value) and the 750,000 Share Units covered by the Registration Statement have been duly authorized by all necessary corporate action of the Company and, when issued in accordance with the terms and conditions of the Plan and the instruments governing their issuance, the shares of Common Stock will be legally and validly issued, fully paid and non-assessable and the Share Units will be legally and validly issued and represent the binding obligation of the Company to make payment to the holders thereof in accordance with the terms and conditions of the Plan.

This opinion is limited solely to the laws of the State of Mississippi and the laws of the United States, and I express no opinion herein concerning the laws of any other jurisdiction. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me and to my opinion under the caption "Interests of Named Experts and Counsel" in the Registration Statement.

Sincerely yours,

CHEMFIRST INC.


/s/ J. Steve Chustz
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J. Steve Chustz
General Counsel